EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into as of May 2, 2014 by and between PITOOEY!, Inc., a Nevada corporation (the "Company"), and Richard Hybner ("Executive").

RECITALS

The Company is a digital marketing agency offering an array of products and services that enhance communication between customers and their target audience. The Company offers businesses a comprehensive set of tools that focuses on engaging with the rapidly growing number of social and mobile-centric consumers. The social and mobile marketing products and services are provided through three wholly owned subsidiaries.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I
Term of Employment

1.01 Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive as President and Chief Executive Officer for the two-year period beginning on the date first written above (the "Commencement Date") and ending on the second anniversary of the Commencement Date. This Agreement shall automatically renew for one additional two year term unless the Company or Executive provide notice of their intent not to renew 30 days or more prior to the end of the initial two year term.

ARTICLE II
Duties

2.01(a) During the term of employment, Executive will:

(i) Devote substantially all of his full working time to the business and affairs of the Company, use his best efforts to promote the Company's interests and perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices;

(ii) In such capacity, the Executive will report to and otherwise will be subject to the direction and control of the Board of Directors of the Company;

(iii) Comply with the Company's policies, codes and procedures, as they may be in effect from time to time, applicable to executive officers of the Company;

(iv) Perform the duties and services consistent with the title and function of such office, including without limitation, those, if any, set forth in the bylaws of the Company or as specifically set forth from time to time by the Company's Board of Directors (including any committee thereof, the "Board"); and

(v) If required by the Board, provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company.

(b) Notwithstanding anything contained in clause 2.01(a)(i) above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive's personal assets in such form or manner as will not require any services on the part of

Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of a passive investor (provided that he, collectively with his family and affiliated interests (or persons constituting a "group" under the federal securities laws) will not exceed 5% of any company's voting securities); and (ii) engaging (not during normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive's investments or engagement does not result in a violation of his covenants under this Section or Article VI hereof.

ARTICLE III
Base Compensation

3.01 Base Salary. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of Eighty Thousand ($80,000.00) per annum (the "Base"), payable in equal bi-weekly installments, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items. The Board shall consider merit increases to Executive's Base on a quarterly basis based upon Executive's job performance and improvements in the financial and operational position of the Company.

3.02 Annual Bonus Compensation. During the term of employment, the Executive will be entitled to receive incentive compensation in such amounts and at such times as the Board may determine in its sole discretion to award to him under any incentive compensation or other bonus plan or arrangement as may be established by the Board from time to time.

ARTICLE IV
Reimbursement and Employment Benefits

4.01 Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company, including a life insurance plan, medical and dental insurance plan, and a long term disability plan (collectively, the "Plans"). The Company shall pay 100% of all premiums with respect to the Executive and his family for the Plans, including Executive's domestic partner.

4.02 Vacation. Executive shall be entitled to four (4) weeks (160 hours) of vacation per year, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Any time not taken by Executive in one year shall be carried forward to subsequent years, up to and including 160 hours.

4.03 Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies and further provided that Executive receives prior approval for all individual expenditures in excess of $2500.

4.04 Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans, as are available from time to time to other key executive employees.

4.05 Common Stock Purchase Option. Upon execution of this Agreement, Frederick B. Lawrence will enter into an agreement with Executive giving Executive the option to purchase up to 10,000,000 common shares, par value $.001, of Company on the Commencement Date ("Option Shares"). The exercise price of the stock option will be $.001 per share ("Exercise Price"). On the Commencement Date, Fredrick B. Lawrence will deliver one or more certificates representing 10,000,000 Option Shares

to the law firm of Sonfield & Sonfield to be held in escrow and deliverable to Executive upon exercise of the stock option. Executive will have the right to exercise this option to purchase Company shares according to the following schedule:

Exercise No.	Date	Number of Shares	Cumulative Total
0	5/2/2014	100,000	100,000
1	8/2/2014	350,000	450,000
2	11/2/2014	550,000	1,000,000
3	2/2/2015	750,000	1,750,000
4	5/2/2015	750,000	2,500,000
5	8/2/2015	2,000,000	4,500,000
6	11/2/2015	2,000,000	6,500,000
7	2/2/2016	2,000,000	8,500,000
8	5/2/2016	1,500,000	10,000,000

The option to purchase shares will expire two years after the Commencement Date. Company stock purchased by Executive through the exercise of this option will carry no restriction on Executive's ability to sell or transfer those shares other than those imposed by law, and said shares will be registered.

4.06 Anti-Dilution Provisions

(a) Adjustment for Initial Errors. The Company hereby acknowledges that the initial number of shares required to be issued by the Company upon exercise of the option (the "Exercise Quantity") was calculated based upon an intention that the full exercise of the option would result in the Executive obtaining shares constituting ten percent (10%) of the Company's outstanding equity interests, on a fully-diluted basis, as of the date hereof. If for any reason it shall hereafter be determined by the Executive that the actual number of equity shares outstanding as of the date hereof caused the calculation of the Exercise Quantity to be erroneous, then the Executive may notify the Company of such determination and the Company shall forthwith reissue the option with an appropriate proportional adjustment in the Exercise Quantity to be effective from the date hereof.

(b) Dividends, Combinations. In the event that the Company shall at any time after the Commencement Date, (i) declare a dividend or make a distribution payable in shares, (ii) subdivide the outstanding shares into a greater number of shares, (iii) combine the outstanding shares into a smaller number of shares, or (iv) issue any shares in a reclassification or reorganization of shares, the Exercise Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction of which the numerator shall be the number of shares outstanding immediately before such event, and of which the denominator shall be the number of shares outstanding immediately after such dividend,

distribution, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(c) Options, Warrants. In the event that the Company shall issue rights, options or warrants to any person or persons who are at the time of such issuance shareholders the Company, entitling them to subscribe for or purchase shares (or securities convertible or exchangeable into shares) at a price per share (or having a conversion or exchange price per share if a security convertible or exchangeable into shares) less than the average of the reported closing bid and asked prices for the ten (10) trading days before such date ("Fair Value") per share on the record date for such issuance (or the date of issuance, if there is no record date), the Exercise Price to be in effect on and after such record date (or issuance date, as the case may be) shall be determined by multiplying the Exercise Price in effect immediately prior to such record date (or issuance date, as the case may be) by a fraction, of which the numerator shall be the number of shares outstanding on such record date (or issuance date, as the case may be) plus the number of shares which the aggregate offering price of the total number of such share so as to be offered (or the aggregate initial exchange or conversion price of the exchangeable or convertible securities so to be offered) would purchase at such Fair Value on such record date (or issuance date, as the case may be) and of which the denominator shall be the number of shares outstanding on such record date (or issuance date, as the case may be) plus the number of additional shares to be offered for subscription or purchase (or into which the convertible securities to be offered are initially exchangeable or convertible). In case such subscription price may be paid in part or in whole in a form other than cash, the value of such consideration shall be determined by the Board in good faith as set forth in a duly adopted board resolution. Such adjustment shall be made successively whenever such an issuance occurs; and in the event that such rights, options, warrants, or convertible or exchangeable securities are not so issued or expire or cease to be convertible or exchangeable before they are exercised, converted, or exchanged (as the case may be), then the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such issuance had not occurred, but such subsequent adjustment shall not affect the number of shares issued upon any exercise of options prior to the date such subsequent adjustment is made.

(d) Distributions. In the event that the Company shall fix a record date for the making of a distribution to all holders of shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing entity) of evidences of indebtedness of assets (other than dividends and distributions referred to in Section 4.06(b) above and other than cash dividends) or of subscription rights, options, warrants, or exchangeable or convertible securities containing the right to subscribe for or purchase any shares of the Company (excluding those referred to in Section 4.06(c), the Exercise Price to be in effect on and after such record date shall be adjusted by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the Fair Value per share on such record date, less the fair market value (as determined by the Board in good faith as set forth in a duly adopted board resolution) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights, options, warrants, or exchangeable or convertible securities applicable to one (1) share outstanding as of such record date, and of which the denominator shall be such Fair Value per share. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed, but such subsequent adjustment shall not affect the number of shares issued upon any exercise of options prior to the date such subsequent adjustment was made.

(e) Rights to Purchase shares. In the event that the Company shall issue shares, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares (excluding (A) shares, rights, options, warrants, or convertible or exchangeable securities outstanding or

issued on the date of the original issuance of options hereunder or issued in any of the transactions described in Section 4.06(b), Section 4.06(c), or Section 4.06(d) above, (B) shares issued upon the exercise of such rights, options or warrants or upon conversion or exchange of such convertible or exchangeable securities, and (C) the options and any shares issued upon exercise thereof), at a price per share (determined in the case of such rights, options, warrants, or convertible or exchangeable securities by dividing (X) the total amount receivable by the Company in consideration of the sale and issuance of such rights, options, warrants, or convertible or exchangeable securities, plus the total minimum consideration payable to the Company upon exercise, conversion, or exchange thereof by (Y) the total maximum number of shares covered by such rights, options, warrants, or convertible or exchangeable securities) lower than the Fair Value on the date the Company fixes the offering price of such shares, rights, options, warrants, or convertible or exchangeable securities, then the Exercise Price shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, (i) the numerator of which shall be the sum of (A) the number of shares outstanding immediately prior to such sale and issuance plus (B) the number of shares which the aggregate consideration received (determined as provided below) for such sale or issuance would purchase at such Fair Value per share, and (ii) the denominator of which shall be the total number of shares outstanding immediately after such sale and issuance. Such adjustment shall be made successively whenever such an issuance is made. For the purposes of such adjustment, the maximum number of shares which the holder of any such rights, options, warrants or convertible or exchangeable securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such sale and issuance and the consideration received by the Company therefor shall be deemed to be the consideration received by the Company for such rights, options, warrants, or convertible or exchangeable securities, plus the minimum consideration or premium stated in such rights, options, warrants, or convertible or exchangeable securities to be paid for the shares covered thereby. In case the Company shall sell and issue shares, or rights, options, warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase shares for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the price per share and the consideration received by the Company for purposes of its first sentence of this Section 4.06(e), the Board shall determine, in good faith, the fair value of said property, and such determination shall be described in a duly adopted board resolution. In case the Company shall sell and issue rights, options, warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase shares together with one (1) or more other securities as a part of a share at a price per share, then in determining the price per share and the consideration received by the Company for purchases of the first sentence of this Section 4.06(e), the Board shall determine, in good faith, which determination shall be described in a duly adopted board resolution, the fair value of the rights, options, warrants, or convertible or exchangeable securities then being sold as part of such share. Such adjustment shall be made successively whenever such an issuance occurs, and in the event that such rights, options, warrants, or convertible or exchangeable securities expire or cease to be convertible or exchangeable before they are exercised, converted, or exchanged (as the case may be), then the Exercise Price shall again be adjusted to the Exercise Price that would then be in effect if such sale and issuance had not occurred, but such subsequent adjustment shall not affect the number of shares issued upon any exercise of options prior to the date such subsequent adjustment is made.

(f) De Minimus Adjustments. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this Section 4.06(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(g) Interests Others Than Shares. In the event that at any time, as a result of an adjustment made pursuant to Section 4.06 or otherwise, for any option thereafter exercised, Executive shall be entitled to receive any share or securities of the Company other than shares, thereafter the number of such

other shares or securities so receivable upon exercise of any option and the exercise price for such shares or securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in Section 4.2 through Section 4.5, inclusive, and the provisions of this option Certificate with respect to the shares shall apply on like terms to any such other shares or securities.

(h) Adjustment to options. Upon each adjustment of the Exercise Price as a result of the calculations made in Section 4.02(b), Section 4.02(c), Section 4.02(d), or Section 4.02(e), each option outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of shares (calculated to the nearest hundredth) obtained by (i) multiplying the number of shares purchasable upon exercise of the option immediately prior to adjustment by the Exercise Price in effect immediately prior to adjustment of the Exercise Price and (ii)dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price. However, in the event that the Company is unable or fails to take an action, or obtain an authorization, exception or consent, necessary in order that the Company may validly and legally issue fully paid and nonassessable shares at the Exercise Price as so adjusted, then the adjustment to the number of shares evidenced by each option provided for in the immediately preceding sentence shall nevertheless take effect immediately at the time provided in Section 4.02(b), Section 4.02(c), Section 4.02(d), or Section 4.02(e) for such adjustment of the Exercise Price.

(i) Reorganization. In the event of (a) any capital reorganization of the Company, or any reclassification of the shares (other than a change in par value, or from par value to no par value, or from no par value to par value), (b) any consolidation of the Company with or the merger of the Company with or into any entity or other corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding shares) or (c) any sale of the properties and assets of the Company as, or substantially as, an entirety to any other entity or corporation, (each such event in clauses (a), (b) or (c) being an "Exchange Event") each option shall after such Exchange Event be exercisable, upon the terms and conditions specified in this Agreement, for the number of shares or other securities, property, or cash to which a holder of the number of shares purchasable (at the time of such Exchange Event) upon exercise of such option would have been entitled upon such Exchange Event, and in any such case, if necessary, the provisions set forth in this Section 4.06 with respect to the rights and interests thereafter of Executive shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares or other securities, property, or cash thereafter deliverable on the exercise of the options. The subdivision or combination of shares at any time outstanding into a greater or lesser number of shares shall not be deemed to be a reclassification of the shares for the purposes of this Section 4.06(i). The Company shall not effect any such Exchange Event unless prior to or simultaneously with the consummation thereof the successor corporation or entity (if other than the Company) resulting from such Exchange Event shall assume, by written instrument, the obligation to deliver to Executive such shares, securities, assets, or cash as, in accordance with the foregoing provisions, Executive may be entitled to purchase and all the other obligations under this Agreement. The Company shall not be a party to any Exchange Event pursuant to which Executive would be required to take (i) any voting securities which would cause Executive to violate any law, regulation, or other requirement of any governmental body applicable to Executive, or (ii) any securities convertible into voting securities which if such conversion took place would cause Executive to violate any law, regulation, or other requirement of any governmental body applicable to Executive other than securities which are specifically provided to be convertible only in the event that such conversion may occur without any such violation. In the event of any Exchange Event in which Executive is required to take consideration in a form which would cause or could cause, if exercised or converted, Executive to violate any law, regulation or other requirement of any governmental body applicable to Executive, Executive shall be required to take in such Exchange Event, the maximum amount of consideration that could be taken by Executive in such Exchange Event without violating any law, regulation or other requirement of any governmental body applicable to

Executive and, effective provision shall be made in the certificate of incorporation, certificate of organization, operating agreement or other similar organizational documents, as applicable, of the resulting or surviving corporation or entity in the Exchange Event or otherwise to protect Executive from violating such laws by receiving securities which are specifically provided to be exercised or convertible without such violation.

ARTICLE V
Termination

5.01 Events of Termination. This Agreement, Executive's compensation under Article III, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Article V):

(a) upon termination of this Agreement by the Executive without Good Reason;

(b) upon the death of Executive;

(c) upon the "disability" of Executive (as defined in Section 5.02);

(d) upon termination by the Company for "Cause" (as defined in Section 5.03), immediately upon notice from the Company to Executive, or at such later time as such notice may specify; or

(e) upon termination by Executive for "Good Reason" (as defined in Section 5.04) upon not less than thirty days' prior notice from Executive to the Company.

5.02 Definition of Disability. For purposes of Section 5.01, Executive will be deemed to have a "disability" if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive's duties under this Agreement for 120 consecutive days, or 180 days during any twelve-month period, as determined in accordance with this Section 5.02. The disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor selected under this Section 5.02 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.02, and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive's legal guardian or duly authorized attorney-in-fact will act in Executive's stead, under this Section 5.02, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.02.

5.03 Definition of Cause. The term "Cause" shall mean the following:

(a) Any violation by Executive of any material provision of this Agreement (including without limitation any violation of any provision of Sections 6.01, 6.02 or 6.03 hereof any and all of which are material in all respects), upon notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(a), which breach, if capable of being cured, has not been cured within 30 days after such notice (except for breaches of any provisions of sections 6.01, 6.02 or 6.03 which are not subject to cure or any notice);

(b) Embezzlement by Executive of funds or property of the Company;

(c) Habitual absenteeism, bad faith, fraud, refusal to perform his duties, gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, provided that the Company has given written notice of and an opportunity of not less than 30 days to cure such breach, which notice shall describe in detail the breach asserted and state that it constitutes notice pursuant to this Section 5.03(c), provided that no such notice or opportunity to cure needs to be given if (x) in the judgment of the Company's Board of Directors, such conduct would unreasonably expose the Company to undue risk or harm or (y) one previous notice had already been given under this section for similar conduct; or

(d) A felonious act, conviction, or plea of *nolo contendere* of Executive under the laws of the United States or any state (except for any conviction or plea based on a vicarious liability theory and not the actual conduct of the Executive).

5.04 Definition of Good Reason. For purposes of Section 5.01(e), the phrase "Good Reason" means any of the following: (a) The Company's material breach of this Agreement; (b) the assignment of Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Commencement Date; or (c) the relocation of the Company's principal executive offices outside the Biddeford, Nevada area; or (d) the requirement by the Company that Executive be based anywhere other than the Phoenix, Arizona, metropolitan area, in either case without Executive's consent.

5.05 Termination Pay. Effective upon the termination of this Agreement, the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.05. For purposes of this Section 5.05, Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive's estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive's personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a) Termination by Executive without Good Reason. If Executive terminates this Agreement without Good Reason, the Company will pay Executive (i) the full amount of unpaid Base compensation and accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the effective date of termination of this Agreement (the "Termination Date"), and (ii) that portion of the Executive's Bonus, if any, for the fiscal year during which the termination is effective, prorated through the Termination Date..

(b) Termination by Executive for Good Reason. If Executive terminates this Agreement for Good Reason, the Company will pay Executive (i) the Executive's Base compensation for the remainder, if any, of the calendar month in which such termination is effective, including any vacation pay, earned by Executive pursuant to this Agreement through and including the Termination Date (ii) "Severance Pay" consisting of continued Base pay for the three month period following the Termination Date (the "Severance Period"), (ii) that portion of the Executive's Bonus, if any, for the fiscal year during which the termination is effective, prorated through the Termination Date, and (iv) continued health care, dental and life insurance benefits through the Severance Period at the same level of coverage as provided to Executive and his family immediately prior to the Termination Date. After Executive has been employed by the Company for six months, the Severance Period for the payment of Severance Pay and continued health care, dental and life insurance benefits shall be six

months, and after Executive has been employed by the Company for twelve months, said Severance Period shall be one year.

(c) Termination by the Company for Cause. If the Company terminates this Agreement for Cause, Executive will be entitled to receive his Base compensation through the Termination Date, and will not be entitled to any Bonus for the fiscal year during which such termination occurs or any subsequent fiscal year.

(d) Termination upon Disability. If this Agreement is terminated by either party as a result of Executive's disability, as determined under Section 5.02, the Company will pay Executive his Base compensation through the remainder of the calendar month during which such termination is effective, and for the lesser of (i) six (6) consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Company to the Executive, and will provide Executive with continued health, dental and life insurance benefits until the date those disability insurance benefits commence at the same coverage levels as provided to Executive and his family immediately prior to the Termination Date.

(e) Termination upon Death. If this Agreement is terminated because of the Executive's death, Executive will be entitled to receive his Base compensation through the end of the calendar month in which his death occurs, including any vacation pay, earned by Executive pursuant to this Agreement through and including the effective date of termination of this Agreement, and that part of Executive's Bonus compensation, if any, for the fiscal year during which his death occurs, prorated through the end of the calendar month during which his death occurs.

5.06 Benefits. If this Agreement is terminated pursuant to Section 5.05 (b) Termination by Executive for Good Reason, or if the Company terminates without Cause, Executive shall have the right to exercise all options set forth in Article IV within 90 days of the termination date.

5.07 General.

(a) Termination of this Agreement shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of this Agreement for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any Affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive's possession or control.

(b) Severance Pay shall be paid, at Company's option, either (x) in a lump sum within ten (10) days after the Termination Date or (y) as and when normal payroll payments are made. Severance Pay shall be due Executive only upon execution by Executive of a full waiver and release of all claims against the Company, it subsidiaries and affiliates and is further contingent upon Executive not violating any of his on-going obligations under this Agreement.

5.07 Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) within the first 60 days of the Commencement Date, the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.

ARTICLE VI
Covenants

6.01(a) Competition/Solicitation. (a) During the term of this Agreement and for a period of twelve (12) months after termination of this Agreement for any reason other than Good Reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:

(i) Conduct or engage in, or be interested in or associated with, any person or entity within 350 miles of the Company's principal executive offices in Biddeford, Nevada, other than the Company and its affiliates which conducts or engages in the business of digital marketing products and services (plus any such additional product or service markets to which the Company may have expanded during the course of Executive's employment);

(ii) Solicit, attempt to solicit, or cause to be solicited, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date; or

(iii) Induce, attempt to induce, or cause to be induced, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate his or her employment with the Company..

(b) Notwithstanding the foregoing, Executive shall not be prevented from (i) investing in or owning up to two percent (2%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (ii) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.

6.02 Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company's confidential information which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company's confidential information and to protect other employees who depend on the Company for regular employment, Executive agrees that he will not in any way use any of said confidential information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.

6.03 Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any Affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter "Inventions"), either solely or jointly with others, shall automatically become the sole property of the Company or an Affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional

compensation, execute all assignments and other documents deemed necessary to perfect the property rights of the Company or any Affiliate therein. These obligations shall continue beyond the termination of Executive's employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6.03 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any Affiliate is used by Executive and which is developed entirely on Executive's own time, unless (a) such Invention relates (i) to the business of the Company or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an Affiliate, or (b) such Invention results from work performed by Executive for the Company.

6.04 Non-Disparagement. For a period commencing on the Commencement Date and continuing indefinitely, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.

6.05 Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.06 Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding section 9.01 hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

ARTICLE VII
Assignment

7.01 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. In the event of a Change in Control (as defined herein), Executive shall have the right to exercise all options to purchase Company stock pursuant to Article IV prior to the date of the Change of Control, and shall be entitled to receive Severance Pay as set forth in Section 5.05(b) in the event Executive's employment is terminated after a Change in Control. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

7.02 Change of Control. A "Change in Control" shall be deemed to have occurred at such time as (i) any person or entity (or person or entities which are affiliated or acting as a group or otherwise in concert) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company (other than shareholders which own greater than fifty percent (50%) of the stock of the Company as of the effective date of this Agreement); (ii) the shareholders of the Company approve any merger or consolidation as a result of which its equity interests shall be changed, converted, or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets or earning power of the Company; or (iii) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately before the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors or the equivalent of the surviving corporation following the

effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred as a result of the sale or transfer of equity interests of the Company to an employee benefit plan sponsored by the Company or an affiliate thereof or if the new employer offers to employ the Executive on substantially the same terms and conditions as set forth in this Agreement (except that the Base shall not be reduced below the then-existing Base)

ARTICLE VIII
Entire Agreement

This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX
Applicable Law; Miscellaneous

9.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in the state of Nevada. Notwithstanding the foregoing, at the option of the Company or Executive, all controversies under this Agreement may be subject to resolution by arbitration. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (i) all questions relating to the interpretation or breach of this Agreement and (ii) all questions relating to any representations, negotiations, and other proceedings leading to the execution of this Agreement. Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the tribunal's determination of the merits of the controversy). The tribunal shall have authority to make the final determination of the rights of the parties, including authority to make permanent, modify, or dissolve any judicial order granting such provisional relief. If Executive or the Company desires arbitration, they shall so notify the other party, identifying in reasonable detail the matters to be arbitrated and the relief sought, within the limitations periods established by law. Arbitration shall be before a prior or sitting judge of a trial court selected by the parties in accordance with the rules of the American Arbitration Association ("AAA"). If the parties fail to select an arbitrator as required above within twenty (20) days after delivery of notice from the party desiring arbitration, the presiding judge of a trial court shall appoint the arbitrator. The arbitrator shall be entitled to a fee commensurate with their customary fees for professional services requiring similar time and effort. All matters arbitrated hereunder shall be arbitrated in Phoenix, Arizona, and shall be governed by Nevada law, exclusive of its conflicts-of-laws rules.

9.02 Attorneys' Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney's fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03 Indemnification of Executive. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive's conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary or affiliate thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of Executive, including any modification or limitation of any directors' and officers' liability insurance policy. The Company shall have in place and maintain directors' and officers' liability insurance at a coverage level customary for the nature and risk of the business engaged in by the Company.

9.04 Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.05 Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.07 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Pitooey!, Inc.

By: ____________________________
Jacob DiMartino
Director and Chief Executive Officer

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Richard Hybner

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Frederick B. Lawrence
Shareholder